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                                                                    Exhibit 99.1

                 NEOSE AMENDS SHAREHOLDER RIGHTS PLAN TO PERMIT
           EASTBOURNE CAPITAL TO INCREASE OWNERSHIP POSITION UP TO 25%

Horsham, PA, November 1, 2002 -- Neose Technologies, Inc. (NasdaqNM: NTEC) announced today that, upon request of its largest shareholder, Eastbourne Capital Management, L.L.C., Neose has amended its Shareholder Rights Plan to permit Eastbourne to acquire additional Neose common shares in the open market in order to increase Eastbourne's ownership position up to 25%. As of October 18, 2002, Eastbourne held approximately 19.9% of Neose's common shares, and otherwise would have been limited to up to 20% under the Shareholder Rights Plan.

C. Boyd Clarke, Neose's president and chief executive officer, said, "Eastbourne is an ideal long-term stockholder for Neose. We are pleased by their increased interest and ongoing support."

"We are impressed with the continued progress that Neose is making in its business plan," said Eric Sippel, Eastbourne's Chief Operating Officer and General Counsel.

Neose develops proprietary technologies for using enzymes to manufacture complex carbohydrates. Neose is using its broad technology base to develop novel and improved products for itself and its partners, primarily focusing on protein therapeutics. Neose markets its technology for improving protein drugs under the name GlycoAdvance. We use GlycoAdvance to modify the human carbohydrate structures on therapeutic glycoproteins. We are also developing our technology to create novel glycosylation patterns, and to link other molecules, such as polyethylene glycol, to glycoproteins. The application of this technology to proteins potentially results in improved clinical activity and pharmacokinetic profile, enhanced drug development flexibility, stronger and additional patent claims, and yield improvements.

Eastbourne Capital Management, L.L.C. is a large fund money management firm based in San Rafael, California. The firm manages several funds that invest in a broad array of sectors. The firm's investment methodology is based on rigorous fundamental analysis, which it believes provides a significant competitive advantage over other forms of investing. The firm may be reached at 415-448-1200 or www.eastbournecapital.com.

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CONTACTS:

     Neose Technologies, Inc.
     Robert I. Kriebel
     Sr. Vice President and Chief Financial Officer
     215-315-9000

     Barbara Krauter
     Investor Relations Associate
     215-315-9004

For more information, please visit www.neose.com..

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the "Risk Factor" section of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001.